Exhibit 99.1

Hennessy Capital Acquisition Corp. IV Announces the Separate Trading of its Class A
Common Stock and Warrants, Commencing April 16, 2019

New York, New York, April 15, 2019 – Hennessy Capital Acquisition Corp. IV (the “Company”) announced today that, commencing April 16, 2019, holders of the 30,015,000 units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A common stock and warrants included in the units. Shares of the Class A common stock and warrants that are separated will trade on The Nasdaq Capital Market under the symbols “HCAC” and “HCACW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on The Nasdaq Capital Market under the symbol “HCACU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company's transfer agent, in order to separate the units into shares of Class A common stock and warrants.

Registration statements relating to these securities have been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on February 28, 2019.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Company is a blank check company founded by Daniel J. Hennessy and formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business, industry, sector or geographical location, it intends to focus its search on target businesses in the industrial, infrastructure solutions and value-added distribution sectors in the United States.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Liolios Group, Investor Relations

Cody Slach

949-574-3860

HCAC@liolios.com